UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2026

Fortress Private Lending Fund

(Exact name of Registrant as Specified in Its Charter)

Delaware	814-01880	33-6515727
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1345 Avenue of the Americas
New York, New York		10105
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (212) 497-2976

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 3.02 Unregistered Sales of Unregistered Securities.

During August 2026, Fortress Private Lending Fund (the “Company”) sold its Class I common shares of beneficial interest, par value $0.01 per share (the “Shares”) for aggregate consideration of $7.5 million. The number of Shares to be issued was finalized on August 20, 2026. The purchase price per Share equaled the Company’s net asset value (“NAV”) per Share as of July 31, 2026. The offer and sale of the Shares was made pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), Regulation D promulgated thereunder and other available exemptions from the registration requirements of the Securities Act to investors who are “accredited investors” within the meaning of Regulation D under the Securities Act.

Date of Unregistered Sale	Amount of Shares	Total Consideration (in thousands)
As of August 1, 2026 (number of Class I common shares finalized on August 20, 2026)	309,338	$7,488

Item 8.01 Other Events.

Net Asset Value

The NAV per Share as of July 31, 2026, as determined in accordance with the valuation policies and procedures approved by the Company’s board of trustees, was as follows:

NAV as of
Share Class	July 31, 2026
Class I	$24.2066

As of July 31, 2026, the Company’s aggregate NAV was approximately $1.1 billion, the fair value of its portfolio investments was approximately $1.9 billion, and there was approximately $884.9 million debt outstanding.

August Distribution

On August 20, 2026, the Company declared a distribution for the monthly earnings period of August 2026 on the Shares (the “August 2026 Distribution”) in the amount per Share set forth below:

Share Class	Per Share Distribution
Class I	$0.1834

The distribution for the Shares is payable to shareholders of record as of the closing of business on August 31, 2026 and will be paid on or about September 22, 2026. The August 2026 Distribution will be paid in cash or reinvested in Shares for shareholders participating in the Company’s distribution reinvestment plan.

Portfolio and Business Commentary

As of July 31, 2026, the Company's portfolio was approximately $1.9 billion based on fair market value across 91 portfolio companies and 20 industries. Based on fair value, the Company's portfolio consisted of approximately 98.2% first lien, 99.9% floating rate debt investments. The Company's portfolio’s directly originated debt investments had a median EBITDA of $81.6 million, a weighted average net loan-to-value of 46.8% and interest coverage1 of 2.8x, respectively. The weighted average yield at fair market value of directly originated debt investments was 10.1% and the weighted average yield at fair market value of the overall portfolio was 9.9%.

The information presented above is based on management's preliminary determinations as of August 20, 2026. Consequently, the data set forth in our subsequent Form 10-Q, which will include financial statements for the quarter ended September 30, 2026, may differ from this information, and any such differences may be material. In addition, the information presented above does not include all of the information regarding our financial condition and results of operations that may be important to investors. As a result, investors are cautioned not to place undue reliance on the information presented above.

Status of the Offering

The Company is currently offering on a continuous basis, Shares in transactions exempt from the registration provisions of the Securities Act, pursuant to Section 4(a)(2) thereof, by Rule 506(b) of Regulation D promulgated thereunder and Regulation S promulgated thereunder. As of the date hereof, the Company has issued a total of 45,161,765 Shares for aggregate consideration of $1.1 billion. The Shares issued amount does not include Shares issued through the Company’s distribution reinvestment plan.

As of the date of this report, there was no established public market for the Company's Shares. Effective August 1, 2026, the Company had 45,746,757 Shares issued and outstanding.

1Interest coverage is the ratio of an entity’s adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) to its cash interest expense over the LTM period. This figure covers the Company’s directly originated private loan investments underwritten based on cash flows and excludes investments underwritten based on balance sheet assets.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated August 24, 2026

Fortress Private Lending Fund

By:	/s/ Avraham Dreyfuss
Name: Avraham Dreyfuss Title: Chief Financial Officer